Filed Pursuant to
SEC Rule 424(b)(3)
Registration No. 333-122229
QUADRIGA SUPERFUND, L.P. — SERIES A AND SERIES B SUPPLEMENT
DATED JUNE 12, 2006 TO PROSPECTUS DATED DECEMBER 13, 2005
MAY 2006 PERFORMANCE UPDATE

			Total NAV	NAV per Unit
	May 2006	Year to Date	05/31/06	05/31/06

Series A	(7.57)%	5.18%	$67,529,467	$1,397.12
Series B	(10.37)%	7.64%	$37,449,124	$1,637.83

*	All performance is reported net of fees and expenses
Fund results for May 2006:
      The uptrend in global equities came to an abrupt end in May as worldwide equities sold off sharply, resulting in a considerable loss for Quadriga Superfund L.P.’s (“the Fund’s”) long positions.
      In mid-May, world bond futures rebounded off their lows as traders continued to weigh the effects of inflation on expectations for economic growth. As a result, the Fund’s short positions in these markets performed negatively.
      The U.S. Dollar continued its decline against most currency regions in May despite a violent correction in some of the emerging markets, most notably Latin America. Overall, the Dollar was down between 1-2% on the month against major currencies, which resulted in a loss to the Fund’s long/short positions.
      We saw extreme volatility in metals as the impressive march to higher prices seems to have stalled for the time being. Overall, the Fund’s long positions in these markets performed positively in May.
      Other market sectors did not reveal significant trends and did not have a major influence on this month’s overall negative performance.
      For the month of April 2006, Series A lost 7.57% and Series B lost 10.37%, including all fees and expenses.

QUADRIGA SUPERFUND, L.P. — SERIES A
MAY 2006 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month Ended May 31, 2006)
STATEMENT OF INCOME

May 2006

INVESTMENT INCOME, interest	$266,339

EXPENSES
Management fee	104,719
Organization and offering expenses	56,605
Operating and other expenses	235,035
Incentive fee	—
Brokerage commissions	149,631

Total expenses	545,990

NET INVESTMENT GAIN (LOSS)	(279,651)

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS
Net realized gain (loss) on futures and forward contracts	2,307,013
Net change in unrealized appreciation (depreciation) on futures and forward contracts	(7,559,393)

NET GAIN(LOSS) ON INVESTMENTS	(5,252,380)

NET INCREASE(DECREASE) IN NET ASSETS FROM OPERATIONS	$(5,532,031)

STATEMENT OF CHANGES IN NET ASSET VALUE

May 31, 2006

NET ASSETS, beginning of period	$71,120,097

NET INCREASE IN NET ASSETS FROM OPERATIONS	(5,532,031)
CAPITAL SHARE TRANSACTIONS
Issuance of shares	2,547,000
Redemption of shares	(605,599)

NET INCREASE(DECREASE) IN NET ASSETS FROM CAPITAL SHARE TRANSACTIONS	1,941,401
NET INCREASE(DECREASE) IN NET ASSETS	(3,590,630)

NET ASSETS, end of period	$67,529,467

NAV Per Unit, end of period	$1,397.12

QUADRIGA SUPERFUND, L.P. — SERIES B
MAY 2006 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month Ended May 31, 2006)
STATEMENT OF INCOME

May 2006

INVESTMENT INCOME, interest	$153,859

EXPENSES
Management fee	58,073
Organization and offering expenses	31,391
Operating and other expenses	130,538
Incentive fee	—
Brokerage commissions	115,066

Total expenses	335,068

NET INVESTMENT GAIN(LOSS)	(181,209)

REALIZED AND UNREALIZED GAIN(LOSS) ON INVESTMENTS
Net realized gain(loss) on futures and forward contracts	2,170,423
Net change in unrealized appreciation (depreciation) on futures and forward contracts	(6,322,268)

NET GAIN(LOSS) ON INVESTMENTS	(4,151,845)

NET INCREASE(DECREASE) IN NET ASSETS FROM OPERATIONS	$(4,333,054)

STATEMENT OF CHANGE IN NET ASSET VALUE

May 31, 2006

NET ASSETS, beginning of period	$42,661,260

NET INCREASE(DECREASE) IN NET ASSETS FROM OPERATIONS	(4,333,054)
CAPITAL SHARE TRANSACTIONS
Issuance of shares	665,728
Redemption of shares	(1,544,810)

NET INCREASE (DECREASE) IN NET ASSETS FROM CAPITAL SHARE TRANSACTIONS	(879,082)
NET INCREASE(DECREASE) IN NET ASSETS	(5,212,136)

NET ASSETS, end of period	$37,449,124

NAV Per Unit, end of period	$1,637.83

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